Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Completion of Purchase and First Stage of Transportation of Gold Processing Equipment for the Paredones Amarillos Project

Denver, Colorado, April 17, 2008 – Vista Gold Corp. (“Vista” or the “Corporation”) (TSX & AMEX: VGZ) is pleased to announce that further to the Company’s January 7, 2008 press release, the Company has finalized the purchase of gold ore processing equipment to be used at Vista’s Paredones Amarillos Project in Baja California Sur, Mexico as contemplated by the Company’s previously announced purchase agreement with A.M. King Industries, Inc. (“A.M. King”) and Del Norte Company Ltd., a wholly owned subsidiary of A.M. King.  The transportation of the major equipment items (gyratory crusher, SAG mill, ball mills and pebble crusher) from the Colomac Mill Site in the Northwest Territories in Canada to Edmonton, Alberta, pursuant to the agreement terms, started on March 1, 2008 and concluded on April 17, 2008.  A portion of the other equipment acquired in the transaction has also been shipped.  All of the shipped equipment is now in Vista’s lay-down yard in Edmonton.  Vista plans to transport the major equipment components for reconditioning at certified repair facilities and the other equipment items directly to its own facilities in Baja California Sur, Mexico for inspection and repair.  The remaining equipment at the Colomac site, which is not critical to the development schedule, is scheduled to be dismantled during the summer and transported on the 2009 ice road.

Fred Earnest, President and COO, stated, “The equipment is ready for re-conditioning, which is scheduled to occur during the next six months.  We have acquired the major processing equipment for our proposed plant at the Paredones Amarillos Project, at what we believe is a considerable savings in time and expense, compared to the purchase of new equipment. We are currently undertaking a definitive feasibility study to examine the technical and economic parameters associated with a potential mine operation to produce 130-150,000 ounces of gold per year.  This study is scheduled for completion in July 2008.  We expect to complete financing arrangements by the end of the third quarter and commence construction immediately thereafter.  We currently anticipate a 12-month construction period, with first gold production planned for the fourth quarter 2009.”

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. Vista has recently completed a preliminary feasibility study on the Paredones Amarillos Project in Mexico that indicated positive results at gold prices lower than those now prevailing. Vista plans to confirm these results with a definitive feasibility study in 2008. Vista is undertaking programs to advance the Paredones Amarillos Project so that construction can begin in the fourth quarter of 2008. The results of a preliminary assessment completed in 2007 on the Mt. Todd Project in Australia were encouraging and additional technical studies are underway with a definitive feasibility study planned for completion by mid-2009. Vista’s other holdings include the Guadalupe de los Reyes Project in Mexico, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, and Long Valley Project in California.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as transportation of gold processing equipment for the Paredones Amarillos Project; the performance and results of feasibility studies including the ongoing bankable feasibility study for the Paredones Amarillos Project; and timing for commencement and completion of drilling and testing programs at the Paredones Amarillos Project; anticipated timing of commencement of construction and commencement of production at the Paredones Amarillos Project and plans for financing construction of the Project; results of drilling programs and prospects for exploration and conversion of resources at the Mt. Todd Project and plans for a feasibility study at the Mt. Todd Project; Vista’s future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation; future gold prices; and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks relating to delays and incurrence of additional costs in connection with the feasibility study underway at the Paredones Amarillos Project, uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in  commencement and completion of construction at the Paredones Amarillos Project; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com